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                                                                Exhibit 23 (p-2)

                      BANK OF HAWAII ASSET MANAGEMENT GROUP
                                 CODE OF ETHICS

Employees of Bank of Hawaii's Asset Management Group (AMG) and certain other employees of Bank of Hawaii in positions identified in the definition of an Access Person in Appendix A have duties, responsibilities and access to information that give rise to ethical concerns that are not common to all Bank of Hawaii employees. This Code of Ethics (the "Code") has been adopted in accordance with Rule 17j-1(c) under the Investment Company Act of 1940 (the "Investment Company Act") and Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act") to provide Access Persons with guidance in dealing with these additional ethical concerns, primarily in the area of their own investment activities. It supplements and does not replace the Bank of Hawaii Employee Code of Conduct and the Bank of Hawaii Corporation Code of Business Conduct & Ethics, which are in the Employee Handbook and applicable to all employees.

Currently, all Supervised Persons, as defined in Appendix A, are also AMG employees, and therefore Access Persons. Limited Access Persons, as defined in Appendix A, who have access to Non-Public Information, are not included in this Code because they are covered in the Investment Services Group (ISG) Trust Policy TPOL 10-31, entitled Personal Securities Transaction Reporting. That policy requires Limited Access Persons to agree to general principles of conduct similar to those in Section I of the Code and to follow specific personal securities reporting procedures under the supervision of the ISG compliance officers.

Capitalized terms used but not defined in the Code are defined in Appendix A. Appendix B establishes procedures related to certain requirements of the Code. All Appendices are part of the Code. The Code is, among other things, designed to assist in compliance with certain provisions of the Act that are set forth in Appendix C for background information.

I.   GENERAL PRINCIPLES.

The Code sets forth AMG's requirements regarding the conduct of Access Persons in certain specified situations. Access Persons must promote honest and ethical conduct, including the ethical handling or apparent conflicts of interest between personal and professional relationships and to encourage the prompt internal reporting to the Chief Compliance Officer of violations of the Code. There are fundamental fiduciary and other principles that underlie the specific guidelines of the Code and each Access Person is expected to also adhere to these fundamental principles:


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     A.   Access Persons must always observe the highest standards of business conduct and act in accordance with all applicable federal securities laws.

     B. Access Persons owe a fiduciary responsibility to AMG Clients and must not take actions that harm AMG Client interests or engage in any conduct that places or appears to place their own interests in conflict with the interests of AMG Clients or their investors

     C. Access Persons must avoid taking any action that would compromise or call into question their exercise of fully independent judgment in the interests of AMG Clients.

     D. No Access Person, in connection with his or her purchase or sale of any Security held or to be acquired by an AMG Client, shall:

          1.   Employ any device, scheme or artifice to defraud an AMG Client;

          2. Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on an AMG Client;

          3. Make any untrue statement of a material fact to an AMG Client, or omit to state a material fact which would make an otherwise true statement, misleading; or

          4.   Engage in any manipulative practice with respect to an AMG
               Client.

     E. No Access Person shall engage in market timing transactions, which are defined as trading shares of an open-end mutual fund with the intent of arbitraging an inefficiency in the valuation of that fund, including but not limited to transactions for his or her own benefit or the benefit of a Portfolio. In addition, all Access Persons shall adhere to the market timing and share trading policies of all open-end mutual funds in which they invest. The above restrictions apply to all such trades, including those executed through omnibus or retirement accounts.

     F. No Access Person shall engage in late trading of open-end mutual funds (i.e., the submission of a trade after the daily pricing time for net asset value with an intent or agreement to obtain that day's net asset value).

     G. Access Persons are expected to adhere to both the letter and spirit of the Code and must avoid any actions designed to achieve indirectly a result that the Code seeks to prevent or discourage. This includes effecting transactions in an omnibus account, a 401(k) plan or other retirement plan, variable annuity or variable life insurance policy investing in mutual fund assets, or any


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          other alternative investment vehicle, or by means of any other person or entity.

     H. Any Access Person who has any doubt as to whether his or her contemplated conduct would violate the Code should first discuss the proposed conduct with the Compliance Officer.

II.  EXEMPT PERSONAL SECURITIES TRANSACTIONS.

     Section III of the Code shall not apply to the following Exempt
     Transactions.

     A. Purchases or sales of Bank of Hawaii Corporation stock and options on Bank of Hawaii Corporation stock.

     B. Purchases or sales of a Security in any account over which the Access Person has no direct or indirect influence or Control.

     C.   Gifts of Securities made by an Access Person.

     D. Purchases or sales of a Security which are non-volitional on the part of either the Access Person or the AMG Client. Non-volitional transactions include gifts to an Access Person and transactions over which the Access Person has no control of the timing (such as open options contracts exercised by the other party to the contract), or transactions which result from corporate action applicable to all similar security holders (such as splits, tender offers, mergers, stock dividends, etc.).

     E. Purchases of Securities which are part of an automated investment program, such as an automatic dividend reinvestment plan, automated employee stock ownership program (ESOP) or automated investment program of an account subject to ERISA, as well as sales of Securities which are part of an automated withdrawal from an ERISA or ESOP program.

     F. Purchases of Securities effected upon the exercise of rights issued pro rata to all holders of a class of Securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired.

III. PROHIBITED PERSONAL SECURITIES TRANSACTIONS.

     Unless it is an Exempt Transaction as listed in Section II of the Code:

     A. No Access Person shall purchase or sell a Beneficial Ownership interest in any Security, excluding shares of a Fund, without first obtaining a Pre-clearance Authorization as provided in Appendix B, part A.2. The


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          Compliance Officer may also grant an exemption as provided in Appendix
          B, part A.1.

     B. No Access Person shall purchase or sell a Beneficial Ownership interest in any Security, excluding shares of a Fund, if at the time of such purchase or sale the Access Person has actual knowledge that the Security is being purchased or sold, or is being considered for purchase or sale, by AMG for an AMG Client.

     C. No Access Person shall purchase or sell a Beneficial Ownership interest in a Security, excluding shares of a Fund, during a Blackout Period for that Security (any day during which an AMG Client has a pending buy or sell order for the same Security, or during the trading day before and trading day after the AMG Client's order is executed or withdrawn).

     D. No Investment Person for a Fund shall purchase or sell a Security, excluding shares of a Fund, during an Extended Blackout Period for that Security.

     E. Public offerings give rise to potential conflicts of interest as to whether the Access Person is misappropriating an investment opportunity that should be first offered to AMG clients. Therefore, acquisition of direct or indirect ownership of securities in an Initial Public Offering or Private Placement by an Access Person is subject to pre-clearance rules.

     F. No Access Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Security in which they have a Beneficial Ownership interest, which includes shares of Funds, within 60 calendar days. Any purchase and sale of the same (or equivalent) Security within a 60 calendar day period is prohibited even if the Access Person holds more of the Security. For purposes o f this rule, exempted purchases or sales in Section II of the Code are not considered a transaction.

IV.  USE OF NON-PUBLIC INFORMATION.

     No Access Person shall:

     A. Disclose to any other person, except to the extent permitted by law and necessary to carry out his or her duties as an Access Person and as part of those duties, any Non-Public Information regarding any AMG Client, including any Security holdings or transactions of an AMG Client, any Security recommendation made to an AMG Client, and any Security Transaction by an AMG Client or under consideration by or for an AMG Client, including


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          information about actual or contemplated investment decisions. This restriction does not preclude an Access Person from disclosing to any AMG client any of that client's Portfolio information, including holdings and transactions.

     B. Use any Non-Public Information regarding any AMG Client in any way which might be contrary to or in competition with the interests of such AMG Client.

     C. Use any Non-Public Information regarding any AMG Client in any way for personal gain.

V.   OTHER.

     No Access Person shall:

     A. Recommend any Security transaction, excluding a transaction in shares of a Fund, for execution by an AMG Client without first disclosing to the Compliance Officer such Access Person's interest, if any, in such Security or the issuer thereof, including without limitation (i) his or her direct or indirect Beneficial Ownership of any Securities of such issuer; (ii) any contemplated transaction by such Access Person in such Security; (iii) any position of such Access Person with such issuer or its affiliates; and (iv) any present or proposed business relationship between such Access Person and such issuer or its affiliates.

     B. Seek or accept preferential treatment or any gift of more than de minimus value ($100) from any person or entity that to his or her knowledge does business with or on behalf of Bank of Hawaii or any AMG Client.

     C. Serve as an officer of, or on the Board of Directors or investment committee of, or as a paid consultant or advisor to any corporation or other business entity without the prior written approval of the Compliance Officer.

     D. Open a brokerage account, variable annuity, or direct account with a registered open-end investment company (open-end mutual fund), unless it is through Bankoh Investment Services, Inc. or directly with a Fund, without the prior written approval of both the Compliance Officer and the Manager of AMG.

VI.  COMPLIANCE REPORTING.

     In order to facilitate the process of monitoring compliance with the Code, each Access Person shall:


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     A.   Notify the Compliance Officer, by submission of an initial or updated brokerage account report, of all brokerage accounts he or she maintains, directly or indirectly controls or in which he or she or a related Interested Person [as defined under Act Section
          2(a)(19)(B)(ii)] has a Beneficial Ownership interest, and of the opening or closing of any such brokerage account.

     B. Instruct each broker-dealer where any such account is maintained to send directly to the Compliance Officer a duplicate copy of all transaction confirmations and periodic statements generated by that broker-dealer for that account. The Compliance Department treats all transaction confirmations and statements as confidential. In order to ensure that duplicate brokerage confirmations are received from all employee trading accounts, all employees are required to complete a Disclosure of Brokerage Account form at the commencement of employment and to submit an updated Brokerage Account Form whenever an account is added or deleted.

     C. File a quarterly transaction report with the Compliance Officer no later than 30 calendar days after the end of each calendar quarter, whether or not the Access Person purchased or sold any Securities during that quarter.

     D. Within 10 days of becoming an Access Person submit an initial holdings report (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person), and no later than January 30th of each year thereafter, submit an annual holdings report (which information must be current as of a date no more than 45 days prior to the date of the report) to the Compliance Officer listing all known Securities in which the Access Person has a Beneficial Interest.

VII. ACKNOWLEDGED RECEIPT OF CODE.

     A. The Compliance Officer shall provide each Access Person, upon his or her becoming an Access Person, with a copy of this Code.

     B. Within 10 days of becoming an Access Person, and no later than January 30th of each year thereafter, each Access Person shall submit a signed compliance certification to the Compliance Officer that he or she has
          (1) read and understood the Code and recognizes that he or she is subject to the Code and (2) complied with the requirements of the Code.

     C. Within 10 days of receiving any subsequent amendment to this Code, each Access Person shall submit a signed compliance certification to the Compliance Officer that he or she has (1) read and understood the Code, as


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          amended, and recognizes that he or she is subject to the Code, as amended, and (2) complied with the requirements of the Code, as amended.

     D. Within 10 days of becoming an Access Person, and no later than January 30th of each year thereafter, each Access Person shall submit a signed compliance certification to the Compliance Officer he or she has complied with the market timing and share trading policies of all of the mutual funds in which he or she invests.

     E. Each Access Person shall promptly report any apparent violation of the Code to the Compliance Officer.

VIII. REPORTING VIOLATIONS - RESPONSIBILITIES OF SUPERVISORS

     AMG regards violations of the Code as a serious breach of firm rules. Therefore, any employee who violates the Code may be subject to appropriate disciplinary action, up to and including dismissal.

     All employees are trained to be aware that failure to comply with certain elements of the Code may constitute a violation of federal and/or state law, and may subject that employee and the firm to criminal and/or civil liability.

     Federal securities laws require AMG and supervisors to supervise employees for violations of the law and the Code. All employees who have supervisory responsibility should see to it that the employees they supervise are familiar with and remain in compliance with the requirements of the Code.

     Supervisors who report violations or suspected violations in good faith will not be subject to retaliation or any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially.

     The Compliance Officer to whom a potential violation is reported will take all appropriate action to investigate any potential violations reported to him/her. Any matter that the Compliance Officer believes is a material violation will be reported to the Chief Compliance Officer. If the Chief Compliance Officer concurs that a material violation has occurred, he/she will make a recommendation to have the matter reviewed by the Review Committee.

IX.  ADMINISTRATION

     The Chief Compliance Officer is responsible for administering this Code.


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     Any Access Person who has knowledge of misconduct relating to, or wish to express concern relating to, accounting, internal accounting controls or auditing matters and/or a violation of any federal or state securities law or provisions of the Code, should submit a written complaint expressing such facts and/or concerns to the Chief Compliance Officer.

     Any such complaint submitted will be held in the strictest of confidence.

X.   CONFIDENTIALITY

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained accordingly by the Compliance Department.


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                                   APPENDIX A

                         DEFINITIONS AS USED IN THE CODE

Access Person includes:

     1.   Any director, officer or employee of AMG, and

     2.   Any Supervised Person who:

          (a) has access to Non-Public Information regarding any AMG Client's purchase or sale of securities, or the holdings of any AMG Client; or

          (b) is involved in making securities recommendations to AMG Clients, or has access to such recommendations that are non-public.

     3. Any director, officer, or employee of Bank of Hawaii who (a) provides services for or related to AMG that might reasonably be expected to give him or her access to Non-Public Information about AMG Clients and
          (b) has been designated by the Compliance Officer as an Access Person.

Advisers Act means the Investment Advisers Act of 1940, as amended from time to time.

AMG Client means a Fund or Portfolio advised or managed by the Asset Management Group (AMG) of Bank of Hawaii. AMG Client includes Funds or Portfolios which are sub-advised by other registered investment advisors, although for purposes of
Section III of the Code, AMG Client excludes these sub-advised Funds and Portfolios for all Access Persons other than those designated by the Compliance Officer. The rationale for this exclusion from the pre-clearance process is that Access Persons do not have access to sub-advised holdings and/or transactions. The Compliance officer will designate and inform the Access Persons who are overseeing the sub-advised Funds and Portfolios of their additional pre-clearance restrictions.

Beneficial Ownership shall be interpreted in accordance with Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, as such provision may be interpreted by the Securities and Exchange Commission. Accounts involving family members (including husband, wife, minor children or other dependent relatives) and accounts in which an Access Person has any indirect beneficial interest (such as a trust of which the Access Person is an income or principal beneficiary) are included within the meaning of indirect Beneficial Ownership.

Blackout Period is the time period during which a Personal Security Transaction is prohibited due to a pending order, purchase or sale of a Security by AMG on behalf of


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an AMG Client. The Blackout Period applies to all Access Persons, but is always specific to the Security and could be specific to the Access Person, if that person is also an Investment Person managing a Fund which has effected a Security transaction. For Access Persons, the Blackout Period for that Security is any day during which an AMG Client has a pending buy or sell order for the same Security, plus the trading day before and the trading day after the AMG Client's order is executed or withdrawn. For an Investment Person, the Extended Blackout Period for that Security extends from the seventh calendar day before to the seventh calendar day after the day a Fund has purchased or sold that Security for which he or she is designated as an Investment Person (i.e. 15 calendar days in total).

Chief Compliance Officer means the Bank of Hawaii employee designated as such by the Investment Policy Committee.

Compliance Officer means the Bank of Hawaii employee or employees designated as such by the Investment Policy Committee.

Control has the same meaning as under Section 2(a)(9) of the Act.

Exempt Transaction means any transaction which is exempt from Section III of the Code as defined in Section II of the Code.

Fund means an investment company registered under the Act that is advised by AMG, except that it does not include a money market fund (i.e. a stable net asset value mutual fund) or a Fund that invests only in short-term fixed income Securities.

Initial Public Offering means an offering of Securities registered under the Securities Act of 1933, as amended (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Interested Person has the same meaning as under Section 2(a)(19) of the Act.

Investment Company Act means the Investment Company Act of 1940, as amended from time to time.

Investment Personnel means those Access Persons who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of Securities for an AMG Client or obtain information concerning recommendations made to an AMG Client regarding the purchase or sale of Securities. The Compliance Officer is responsible for designating Investment Personnel. Designation as an Investment Person is AMG Client specific. An individual Investment Personnel is an Investment Person.


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Limited Access Person includes any director, officer or employee of Bank of
Hawaii, other than an Access Person, who with respect to any Portfolio has access to Non-Public Information regarding any Client's purchase or sale of securities or the holdings of any Client. Limited Access Persons are not covered by this Code, but instead are subject to Investment Services Group's TPOL 10-31 entitled Personal Securities Transaction Reporting.

Manager of AMG is the head of the Asset Management Group of the Bank of Hawaii.

Non-Public Information means any information that is not generally available to the general public in widely disseminated media reports, SEC filings, public reports, prospectuses, or similar publications or sources.

Personal Securities Transaction means any direct or indirect acquisition or transfer of any Beneficial Ownership interest in a Security, or any derivative of a Security, and includes among other things: (1) the writing of an option to purchase or sell a Security, (2) the conversion of a convertible Security, (3) the exercise of a warrant for the purchase of a Security; (4) the acquisition or transfer of any interest in a Security by an account in which the Access Person has any indirect beneficial interest unless the Access Person has no direct or indirect control or influence over that account.

Portfolio means an investment account which is advised or managed by AMG which is not a Fund.

Private Placement means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506.

Review Committee means the oversight committee which reviews the administration of the Code, including determining sanctions for violations.

Security means a security as defined in Section 2(a)(36) of the Investment Company Act. It includes shares of a Fund but does not include:

     1. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

     2. Shares of registered open-end investment companies which are not advised by AMG.

     3. Securities issued or guaranteed as to principal and interest by the Government of the United States.

     4. Short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act.


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Supervised Persons include all partners, officers, directors and employees (or other persons occupying a similar status or performing similar functions) of AMG who provide advice on behalf of AMG and are subject to AMG's supervision and control.


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                                   APPENDIX B

                           ADMINISTRATION OF THE CODE

A.   SECURITIES TRADING.

     1. Pre-clearance Authorization: An Access Person seeking Pre-clearance Authorization to purchase or sell Securities must submit a pre-clearance request form to the Compliance Officer for processing by 11 am. If granted, the Pre-clearance Authorization is valid only during the next trading day for the exact security requested. An Access Person may decrease, but not increase, the size of his or her order without submitting a new form. After determining whether to authorize the transaction, the Compliance Officer will retain the original in each Access Person's securities transaction file and return a copy to the Access Person for his or her records. The Compliance Officer will be responsible for verifying that no Fund or Portfolio has traded the Security during the Blackout Period and that no Investment Personnel intend to purchase the Security for any AMG Client during the Blackout Period. The Manager of AMG may restrict the number of pre-clearance requests per Access Person and require that Access Persons be long-term investors in the Funds they manage in order to engage in personal trading.

     2. Exempt Transactions: The Compliance Officer may grant written exemptions from the personal trading restrictions in the Code upon determining that the transaction for which an exemption is requested would not materially violate any principle in Section I of the Code and that an exemption is appropriate to avoid an injustice to the Access Person in the particular factual situation presented. Factors to be considered may include the size and holding period of the Access Person's position in the Security, the market capitalization of the issuer, the liquidity of the Security, the reason for the Access Person's requested transaction, the amount and timing of AMG Client trading in the same or a related Security, and other relevant factors.

          Any Access Person wishing an exemption should submit a written request to the Compliance Officer setting forth the pertinent facts and reasons why the Access Person believes that the exemption should be granted.

     3. Private Placements: The Code's restriction on participation in Private Placements is designed, in part, to ensure that Access Persons do not invest in a Private Placement if the opportunity to invest in that Private Placement could be considered a favor granted by virtue of his or her position. In determining whether to grant prior approval for any investment in a Private Placement, the Compliance Officer will consider, among other things, whether it would be possible (and appropriate) to reserve that investment opportunity for AMG Clients, as well as whether the opportunity to invest in the Private Placement has been offered as a favor, or as compensation for services rendered. An Access Person who has been authorized to acquire Securities in a Private Placement must disclose such Private Placement investment if he or she plays a material role in a subsequent investment decision regarding the same issuer for an AMG Client. In the foregoing


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          circumstances, AMG's decision to purchase or sell Securities of the issuer for an AMG Client shall be subject to an independent review by an Investment Person (who does not report directly or indirectly to the requester and is selected by the Compliance Officer) with no personal interest in such issuer, and with the knowledge of the conflict of interest that may be present with respect to the other Investment Person.

B.   OUTSIDE INTERESTS.

     Authorization for an Access Person to serve as an officer or on the board of directors or investment committee or as a paid consultant or advisor to a corporation or other business entity will generally be granted when the Compliance Officer believes that such service will not be inconsistent with the interests of AMG Clients. As a general matter, directorships in unaffiliated public companies or companies which may reasonably be expected to become public companies will not be authorized because of the potential for conflicts which may impede AMG's freedom to act in the best interests of AMG Clients. Service with charitable organizations generally will be authorized, subject to considerations related to time required during working hours and use of proprietary information.

     Access Persons must also comply with the provisions in Bank of Hawaii's Code of Ethics which address this issue.

C.   COMPLIANCE OFFICER'S RESPONSIBILITIES.

     The Compliance Officer shall have day to day responsibility for the administration of the Code. Among other things, the Compliance Officer will:

     1. Verify compliance with Pre-clearance Authorizations by reviewing duplicate brokerage confirmations.

     2. Review all non-exempt Personal Securities Transactions by Access Persons to verify compliance with the Code.

     3. Designate any person who reasonably meets the criteria in Appendix A of the Code as, respectively, an Access Person, a Supervised Person, or an Investment Person, maintain a continuous log of such, and inform such person of his or her status.

     4. Monitor compliance with the Code, determine the materiality of any violations, and promptly report all violations of the Code to the Chief Compliance Officer, Review Committee and the Manager of AMG or, if the Manager of AMG is personally involved, to the Manager's supervisor.

     5. Be responsible for carrying out AMG's obligations under Rule 17j-1 under the Investment Company Act ("Rule 17j-1"), including providing AMG Clients with any information required by Rule 17j-1, seeking any required approvals from AMG Clients and maintaining all records required by Rule 17j-1.


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     6.   Ensure that all reports submitted by Access Persons under Section VI of the Code contain the information required by Rule 17j-1 and Rule 204A-1 under the Investment Advisers Act ("Rule 204A-1") and otherwise conform to the requirements of Rule 17j-1, Rule 204A-1 and the Code.

     7. On a quarterly basis, prepare a report of Code violations, a report of Personal Securities Transaction exemptions granted by the Compliance Officer, and a report of outside interest requests (as explained in Section B above) granted by the Compliance Officer to the Investment Policy Committee and the Review Committee.

     8. Notify each Access Person of his or her obligations under the Code and conduct training on an annual basis or whenever the Investment Policy Committee materially amends the Code.

     9. A Compliance Officer must pre-clear his or her personal transactions through the Chief Compliance Officer

D.   COMPLIANCE REPORTS.

     1. All reports and certificates required by Section VI of the Code shall be in a form designated by the Compliance Officer and shall contain the information required by Rule 17j-1 and Rule 204A-1 and shall otherwise comply with Rule 17j-1 and Rule 204A-1. The Compliance Officer will maintain a file copy of all reports and written approvals and written exemptions granted pertaining to this Code.

     2. The Review Committee shall distribute reports of its actions and reports that it receives to the Investment Policy Committee, the Board(s) of Trustees of the Funds and/or divisions and departments of the Bank of Hawaii as the Review Committee deems appropriate.

E.   COMPLIANCE.

     1. Review Committee, a chartered subcommittee of the Investment Policy Committee

          Compliance under the Code is a condition of employment. The Compliance Officer shall promptly report all AMG Code of Ethics violations to the Review Committee ("Review Committee") consisting of the Chief Compliance Officer, Manager of AMG, a representative of Bank of Hawaii Human Resources designated by the Director of Human Resources, a representative of the Bank of Hawaii Law Department designated by the Chief Legal Officer and such other persons as the Manager of the Bank of Hawaii Investment Services Group shall designate from time to time. The Compliance Officer will serve as the Secretary and coordinator of the Committee and maintain records of its actions.


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     2.   Sanctions

          The Review Committee may impose such sanctions as it deems appropriate for violating the Code, including but not limited to a letter of censure or reprimand, a monetary fine, a requirement to disgorge profits obtained from any transaction which is a violation of the Code, the suspension of personal trading privileges, and/or suspension or termination of the employment of the violator.

                          APPENDIX C - LEGAL REFERENCES

RULE 17J-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 - PERSONAL INVESTMENT ACTIVITIES OF INVESTMENT COMPANY PERSONNEL

     a.   DEFINITIONS. For purposes of this section:

          1.   Access Person means:

               i. Any director, officer, general partner or Advisory Person of a Fund or of a Fund's investment adviser. If an investment adviser's primary business is advising Funds or other advisory clients, all of the investment adviser's directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund's directors, officers, and general partners are presumed to be Access Persons of the Fund.

                    A. If an investment adviser is primarily engaged in a business or businesses other than advising Funds or other advisory clients, the term Access Person means any director, officer, general partner or Advisory Person of the investment adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the investment adviser to any Fund.

                    B. An investment adviser is "primarily engaged in a business or businesses other than advising Funds or other advisory clients" if, for each of its most recent three fiscal years or for the period of time since its organization, whichever is less, the investment adviser derived, on an unconsolidated basis, more than 50 percent of its total sales and revenues and more than 50 percent of its income (or loss), before income taxes and extraordinary items, from the other business or businesses.

               ii. Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

          2. Advisory Person of a Fund or of a Fund's investment adviser means:

               i. Any director, officer, general partner or employee of the Fund or investment advisor (or of any company in a control relationship to the Fund or investment advisor) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

               ii. Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

          3.   Control has the same meaning as in section 2(a)(9) of the Act.

          4. Covered Security means a security as defined in section 2(a)(36) of the Act, except that it does not include:

               i.   Direct obligations of the Government of the United States;

               ii. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

               iii. Shares issued by open-end Funds.

          5. Fund means an investment company registered under the Investment Company Act.

          6. An Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

          7. Investment Personnel of a Fund or of a Fund's investment adviser means:

               i. Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

               ii. Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

          8. A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

          9. Purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

          10.  Security Held or to be Acquired by a Fund means:

               i.   Any Covered Security which, within the most recent 15 days:

                    A.   Is or has been held by the Fund; or

                    B. Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

               ii. Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (a)(10)(i) of this section.

          11. Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

     b. UNLAWFUL ACTIONS. It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

          1.   To employ any device, scheme or artifice to defraud the Fund;

          2. To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

          3. To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

          4.   To engage in any manipulative practice with respect to the Fund.

     c.   CODE OF ETHICS.

          1.   Adoption and Approval of Code of Ethics.

               i. Every Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and each investment adviser of and principal underwriter for the Fund, must adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited by paragraph (b) of this section.

               ii. The board of directors of a Fund, including a majority of directors who are not interested persons, must approve the code of ethics of the Fund, the code of ethics of each investment adviser and principal underwriter of the Fund, and any material changes to these codes. The board must base its approval of a code and any material changes to the code on a determination that the code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by paragraph (b) of this section. Before approving a code of a Fund, investment adviser or principal underwriter or any amendment to the code, the board of directors must receive a certification from the Fund, investment adviser or principal underwriter that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Funds, investment adviser's, or principal underwriter's code of ethics. The Fund's board must approve the code of an investment adviser or principal underwriter before initially retaining the services of the investment adviser or principal underwriter. The Fund's board must approve a material change to a code no later than six months after adoption of the material change.

               iii. If a Fund is a unit investment trust, the Fund's principal underwriter or depositor must approve the Fund's code of ethics, as required by paragraph (c)(1)(ii) of this section. If the Fund has more than one principal underwriter or depositor, the principal underwriters and depositors may designate, in writing, which principal underwriter or depositor must conduct the approval required by paragraph
                    (c)(1)(ii) of this section, if they obtain written consent from the designated principal underwriter or depositor.

          2.   Administration of Code of Ethics.

               i. The Fund, investment adviser and principal underwriter must use reasonable diligence and institute procedures reasonably necessary to prevent violations of its code of ethics.

               ii. No less frequently than annually, every Fund (other than a unit investment trust) and its investment advisers and principal underwriters must furnish to the Fund's board of directors, and the board of directors must consider, a written report that:

                    A. Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

                    B. Certifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

          3. Exception for Principal Underwriters. The requirements of paragraphs (c)(1) and (c)(2) of this section do not apply to any principal underwriter unless:

               i. The principal underwriter is an affiliated person of the Fund or of the Fund's investment adviser; or

               ii. An officer, director or general partner of the principal underwriter serves as an officer, director or general partner of the Fund or of the Fund's investment adviser.

     d.   REPORTING REQUIREMENTS OF ACCESS PERSONS.

          1. Reports Required. Unless excepted by paragraph (d)(2) of this section, every Access Person of a Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and every Access Person of an investment adviser of or principal underwriter for the Fund, must report to that Fund, investment adviser or principal underwriter:

               i. Initial Holdings Reports. No later than 10 days after the person becomes an Access Person (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

                    A. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                    B. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                    C.   The date that the report is submitted by the Access
                         Person.

               ii. Quarterly Transaction Reports. No later than 30 days after the end of a calendar quarter, the following information:

                    A. With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

                         1. The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                         2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                         3. The price of the Covered Security at which the transaction was effected;

                         4. The name of the broker, dealer or bank with or through which the transaction was effected; and

                         5. The date that the report is submitted by the Access Person.

                    B. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                         1. The name of the broker, dealer or bank with whom the Access Person established the account;

                         2.   The date the account was established; and

                         3. The date that the report is submitted by the Access Person.

               iii. Annual Holdings Reports. Annually, the following information
                    (which information must be current as of a date no more than 45 days before the report is submitted):

                    A. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

                    B. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                    C.   The date that the report is submitted by the Access
                         Person.

          2.   Exceptions from Reporting Requirements.

               i. A person need not make a report under paragraph (d)(1) of this section with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

               ii. A director of a Fund who is not an "interested person" of the Fund within the meaning of section 2(a)(19) of the Act, and who would be required to make a report solely by reason of being a Fund director, need not make:

                    A. An initial holdings report under paragraph (d)(1)(i) of this section and an annual holdings report under paragraph (d)(1)(iii) of this section; and

                    B.   A quarterly transaction report under paragraph
                         (d)(1)(ii) of this section, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

               iii. An Access Person to a Fund's principal underwriter need not make a report to the principal underwriter under paragraph
                    (d)(1) of this section if:

                    A. The principal underwriter is not an affiliated person of the Fund (unless the Fund is a unit investment trust) or any investment adviser of the Fund; and

                    B. The principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of the Fund or of any investment adviser of the Fund.

               iv. An Access Person to an investment adviser need not make a separate report to the investment adviser under paragraph
                    (d)(1) of this section to the extent the information in the report would duplicate information required to be recorded under Rule 204-2(a)(13) of this chapter.

               v. An Access Person need not make a quarterly transaction report under paragraph (d)(1)(ii) of this section if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, investment adviser or principal underwriter with respect to the Access Person in the time period required by paragraph
                    (d)(1)(ii), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund, investment adviser or principal underwriter.

               vi. An Access Person need not make a quarterly transaction report under paragraph (d)(1)(ii) of this section with respect to transactions effected pursuant to an Automatic Investment Plan.

          3. Review of Reports. Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph
               (d)(1) of this section must institute procedures by which appropriate management or compliance personnel review these reports.

          4. Notification of Reporting Obligation. Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

          5. Beneficial Ownership. For purposes of this section, beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of this chapter in determining whether a person is the beneficial owner of a security for purposes of section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Any report required by paragraph (d) of this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

     e. PRE-APPROVAL OF INVESTMENTS IN IPOS AND LIMITED OFFERINGS. Investment Personnel of a Fund or its investment adviser must obtain approval from the Fund or the Fund's investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

     f.   RECORDKEEPING REQUIREMENTS.

          1. Each Fund, investment adviser and principal underwriter that is required to adopt a code of ethics or to which reports are required to be made by Access Persons must, at its principal place of business, maintain records in the manner and to the extent set out in this paragraph (f), and must make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

               A. A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

               B. A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

               C. A copy of each report made by an Access Person as required by this section, including any information provided in lieu of the reports under paragraph (d)(2)(v) of this section, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

               D. A record of all persons, currently or within the past five years, who are or were required to make reports under paragraph (d) of this section, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

               E. A copy of each report required by paragraph (c)(2)(ii) of this section must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

          2. A Fund or investment adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under paragraph
               (e), for at least five years after the end of the fiscal year in which the approval is granted.

RULE 204A-1 -- INVESTMENT ADVISER CODES OF ETHICS

     a. Adoption of code of ethics. If you are an investment adviser registered or required to be registered under section 203 of the Act, you must establish, maintain and enforce a written code of ethics that, at a minimum, includes:

          1. A standard (or standards) of business conduct that you require of your supervised persons, which standard must reflect your fiduciary obligations and those of your supervised persons;

          2. Provisions requiring your supervised persons to comply with applicable federal securities laws;

          3. Provisions that require all of your access persons to report, and you to review, their personal securities transactions and holdings periodically as provided below;

          4. Provisions requiring supervised persons to report any violations of your code of ethics promptly to your chief compliance officer or, provided your chief compliance officer also receives reports of all violations, to other persons you designate in your code of ethics; and

          5. Provisions requiring you to provide each of your supervised persons with a copy of your code of ethics and any amendments, and requiring your supervised persons to provide you with a written acknowledgment of their receipt of the code and any amendments.

     b.   Reporting requirements.

          1. Holdings reports. The code of ethics must require your access persons to submit to your chief compliance officer or other persons you designate in your code of ethics a report of the access person's current securities holdings that meets the following requirements:

               i. Content of holdings reports. Each holdings report must contain, at a minimum:

                    A. The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

                    B. The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

                    C.   The date the access person submits the report.

               ii. Timing of holdings reports. Your access persons must each submit a holdings report:

                    A. No later than 10 days after the person becomes an access person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

                    B. At least once each 12-month period thereafter on a date you select, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

          2. Transaction reports. The code of ethics must require access persons to submit to your chief compliance officer or other persons you designate in your code of ethics quarterly securities transactions reports that meet the following requirements:

               i. Content of transaction reports. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

                    A. The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

                    B. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                    C. The price of the security at which the transaction was effected;

                    D. The name of the broker, dealer or bank with or through which the transaction was effected; and

                    E.   The date the access person submits the report.

               ii. Timing of transaction reports. Each access person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

          3. Exceptions from reporting requirements. Your code of ethics need not require an access person to submit:

               i. Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

               ii. A transaction report with respect to transactions effected pursuant to an automatic investment plan;

               iii. A transaction report if the report would duplicate
                    information contained in broker trade confirmations or account statements that you hold in your records so long as you receive the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

     c. Pre-approval of certain investments. Your code of ethics must require your access persons to obtain your approval before they directly or indirectly acquire beneficial ownership in any security in an initial public offering or in a limited offering.

     d. Small advisers. If you have only one access person (i.e., yourself), you are not required to submit reports to yourself or to obtain your own approval for investments in any security in an initial public offering or in a limited offering, if you maintain records of all of your holdings and transactions that this section would otherwise require you to report.

     e.   Definitions. For the purpose of this section:

          1.   Access person means:

               i.   Any of your supervised persons:

                    A. Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

                    B. Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

               ii. If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be access persons.

          2. Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

          3. Beneficial ownership is interpreted in the same manner as it would be under Section 240.16a-1(a)(2)of this chapter in determining whether a person has beneficial ownership of a security for purposes of section 16 of the Securities Exchange Act of 1934 (15 U.S.C. 78p) and the rules and regulations thereunder. Any report required by paragraph (b) of this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

          4. Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank

               Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

          5. Fund means an investment company registered under the Investment Company Act.

          6. Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

          7. Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 of this chapter.

          8. Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

          9.   Reportable fund means:

               i. Any fund for which you serve as an investment adviser as defined insection 2(a)(20) of the Investment Company Act of 1940 (i.e., in most cases you must be approved by the fund's board of directors before you can serve); or

               ii. Any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940.

          10. Reportable security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:

               i.   Direct obligations of the Government of the United States;

               ii. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

               iii. Shares issued by money market funds;

               iv. Shares issued by open-end funds other than reportable funds; and

               v. Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds

RULE 16A-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 -- DEFINITION OF TERMS

Terms defined in this rule shall apply solely to section 16 of the Act and the rules thereunder. These terms shall not be limited to section 16(a) of the Act but also shall apply to all other subsections under section 16 of the Act.

     a.   The term beneficial owner shall have the following applications:

          1. Solely for purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered pursuant to section 12 of the Act, the term "beneficial owner" shall mean any person who is deemed a beneficial owner pursuant to section 13(d) of the Act and the rules thereunder; provided, however, that the following institutions or persons shall not be deemed the beneficial owner of securities of such class held for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business (or in the case of an employee benefit plan specified in paragraph (a)(1)(vi) of this section, of securities of such class allocated to plan participants where participants have voting power) as long as such shares are acquired by such institutions or persons without the purpose or effect of changing or influencing control of the issuer or engaging in any arrangement subject to Rule 13d-3(b):

               i.   A broker or dealer registered under section 15 of the Act;

               ii.  A bank as defined in section 3(a)(6) of the Act;

               iii. An insurance company as defined in section 3(a)(19) of the
                    Act;

               iv. An investment company registered under section 8 of the Investment Company Act of 1940;

               v. Any person registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940 or under the laws of any state;

               vi. An employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001 et seq. ("ERISA") that is subject to the provisions of ERISA, or any such plan that is not subject to ERISA that is maintained primarily for the benefit of the employees of a state or local government or instrumentality, or an endowment fund;

               vii. A parent holding company or control person, provided the aggregate amount held directly by the parent or control person, and directly and indirectly by their subsidiaries or affiliates that are not persons specified in paragraphs
                    (a)(1)(i) through (ix), does not exceed one percent of the securities of the subject class;

               viii. A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

               ix. A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940; and

               x. A group, provided that all the members are persons specified in Rule 16a-1(a)(1)(i) through (ix).

               xi. A group, provided that all the members are persons specified in Rule 16a-1(a)(1) (i) through (vii).

NOTE TO PARAGRAPH (A). Pursuant to this section, a person deemed a beneficial owner of more than ten percent of any class of equity securities registered under section 12 of the Act would file a Form 3, but the securities holdings disclosed on Form 3, and changes in beneficial ownership reported on subsequent Forms 4 or 5, would be determined by the definition of "beneficial owner" in paragraph (a)(2) of this section.


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
          2. Other than for purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered under Section 12 of the Act, the term beneficial owner shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

               i. The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

               ii. The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to:

                    A. Securities held by members of a person's immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; see also Rule 16a-1(a)(4);

                    B. A general partner's proportionate interest in the portfolio securities held by a general or limited partnership. The general partner's proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership's most recent financial statements, shall be the greater of:

                         1. The general partner's share of the partnership's profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership's portfolio securities; or

                         2. The general partner's share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

                    C. A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

                         1. The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary's overall performance over a period of one year or more; and

                         2. Equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

                    D. A person's right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

                    E. A person's interest in securities held by a trust, as specified in Rule 16a-8(b); and


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
                    F. A person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

               iii. A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity's portfolio.

          3. Where more than one person subject to section 16 of the Act is deemed to be a beneficial owner of the same equity securities, all such persons must report as beneficial owners of the securities, either separately or jointly, as provided in Rule 16a-3(j). In such cases, the amount of short-swing profit recoverable shall not be increased above the amount recoverable if there were only one beneficial owner.

          4. Any person filing a statement pursuant to section 16(a) of the Act may state that the filing shall not be deemed an admission that such person is, for purposes of section 16 of the Act or otherwise, the beneficial owner of any equity securities covered by the statement.

          5. The following interests are deemed not to confer beneficial ownership for purposes of section 16 of the Act:

               i. Interests in portfolio securities held by any holding company registered under the Public Utility Holding Company Act of 1935 (15 U.S.C. 79a et seq.);

               ii. Interests in portfolio securities held by any investment company registered under the Investment Company Act of 1940; and

               iii. Interests in securities comprising part of a broad-based, publicly traded market basket or index of stocks, approved for trading by the appropriate federal governmental authority.

INVESTMENT COMPANY ACT OF 1940 - SECTION 2(A)(9):

"Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25 per centum of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the Commission by order either on its own motion or on application by an interested person. If an application filed hereunder is not granted or denied by the Commission within sixty days after filing thereof, the determination sought by the application shall be deemed to have been temporarily granted pending final determination of the Commission thereon. The Commission, upon its own motion or upon application, may by order revoke or modify any order issued under this paragraph whenever it shall find that the determination embraced in such original order is no longer consistent with the facts.

INVESTMENT COMPANY ACT OF 1940 - SECTION 2(A)(16):


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
"Government security" means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate

INVESTMENT COMPANY ACT OF 1940 - SECTION 2(A)(19):

"Interested person" of another person means--

                    A.   when used with respect to an investment company--

                         i.   any affiliated person of such company,

                         ii. any member of the immediate family of any natural person who is an affiliated person of such company,

                         iii. any interested person of any investment adviser of
                              or principal underwriter for such company,

                         iv. any person or partner or employee of any person who at any time since the beginning of the last two completed fiscal years of such company has acted as legal counsel for such company,

                         v. any person or any affiliated person of a person (other than a registered investment company) that, at any time during the 6-month period preceding the date of the determination of whether that person or affiliated person is an interested person, has executed any portfolio transactions for, engaged in any principal transactions with, or distributed shares for--

                              I.   the investment company;

                              II. any other investment company having the same investment adviser as such investment company or holding itself out to investors as a related company for purposes of investment or investor services; or

                              III. any account over which the investment
                                   company's investment adviser has brokerage placement discretion,

                         vi. any person or any affiliated person of a person (other than a registered investment company) that, at any time during the 6-month period preceding the date of the determination of whether that person or affiliated person is an interested person, has loaned money or other property to--

                              I.   the investment company;

                              II. any other investment company having the same investment adviser as such investment company or holding itself out to investors as a related company for purposes of investment or investor services; or

                              III. any account for which the investment
                                   company's investment adviser has borrowing authority,

                         vii. any natural person whom the Commission by order
                              shall have determined to be an interested person by reason of having had, at


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
                              any time since the beginning of the last two completed fiscal years of such company, a material business or professional relationship with such company or with the principal executive officer of such company or with any other investment company having the same investment adviser or principal underwriter or with the principal executive officer of such other investment company:

                    Provided, That no person shall be deemed to be an interested person of an investment company solely by reason of (aa) his being a member of its board of directors or advisory board or an owner of its securities, or (bb) his membership in the immediate family of any person specified in clause (aa) of this proviso; and

                    B. when used with respect to an investment adviser of or principal underwriter for any investment company--

                         i. any affiliated person of such investment adviser or principal underwriter,

                         ii. any member of the immediate family of any natural person who is an affiliated person of such investment adviser or principal underwriter,

                         iii. any person who knowingly has any direct or
                              indirect beneficial interest in, or who is designated as trustee, executor, or guardian of any legal interest in, any security issued either by such investment adviser or principal underwriter or by a controlling person of such investment adviser or principal underwriter,

                         iv. any person or partner or employee of any person who at any time since the beginning of the last two completed fiscal years of such investment company has acted as legal counsel for such investment adviser or principal underwriter,

                         v. any person or any affiliated person of a person (other than a registered investment company) that, at any time during the 6-month period preceding the date of the determination of whether that person or affiliated person is an interested person, has executed any portfolio transactions for, engaged in any principal transactions with, or distributed shares for--

                              I.   any investment company for which the
                                   investment adviser or principal underwriter serves as such;

                              II. any investment company holding itself out to investors, for purposes of investment or investor services, as a company related to any investment company for which the investment adviser or principal underwriter serves as such; or

                              III. any account over which the investment adviser
                                   has brokerage placement discretion,

                         vi. any person or any affiliated person of a person (other than a registered investment company) that, at any time during the 6-month period preceding the date of the determination of whether that person or affiliated person is an interested person, has loaned money or other property to--


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
                              I.   any investment company for which the
                                   investment adviser or principal underwriter serves as such;

                              II. any investment company holding itself out to investors, for purposes of investment or investor services, as a company related to any investment company for which the investment adviser or principal underwriter serves as such; or

                              III. any account for which the investment adviser
                                   has borrowing authority,

                         vii. any natural person whom the Commission by order
                              shall have determined to be an interested person by reason of having had at any time since the beginning of the last two completed fiscal years of such investment company a material business or professional relationship with such investment adviser or principal underwriter or with the principal executive officer or any controlling person of such investment adviser or principal underwriter.

                    For the purposes of this paragraph (19), "member of the immediate family" means any parent, spouse of a parent, child, spouse of a child, spouse, brother, or sister, and includes step and adoptive relationships. The Commission may modify or revoke any order issued under clause (vi) of subparagraph (A) or (B) of this paragraph whenever it finds that such order is no longer consistent with the facts. No order issued pursuant to clause (vi) of subparagraph (A) or
                    (B) of this paragraph shall become effective until at least sixty days after the entry thereof, and no such order shall affect the status of any person for the purposes of this title or for any other purpose for any period prior to the effective date of such order.

INVESTMENT COMPANY ACT OF 1940 - SECTION 2(A)(36):

"Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing


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